                                                                   EXHIBIT 12

                                Omnicare, Inc.
         Statement of Computation of Ratio of Earnings to Fixed Charges
                        (in thousands, except ratio)

                                                   For the years ended December 31,
                                           2003       2002       2001       2000       1999
                                         ----------------------------------------------------
Income before Income Taxes               $310,449   $203,051   $119,785   $ 77,523   $ 91,671
Add:
   Interest Expense                        73,345     52,811     52,724     52,974     44,439
   Amortization of Debt Expense             4,200      4,000      3,600      2,100      1,727
   Write-off of Debt Issuance Costs(1)      3,755         --         --         --         --
   Interest Portion of Rent Expense        12,500     10,600      9,033      9,300      8,436
                                         --------   --------   --------   --------   --------
      Adjusted Income                    $404,249   $270,462   $185,142   $141,897   $146,273
                                         ========   ========   ========   ========   ========

Fixed Charges
   Interest Expense                      $ 73,345   $ 52,811   $ 52,724   $ 52,974   $ 44,439
   Amortization of Debt Expense             4,200      4,000      3,600      2,100      1,727
   Write-off of Debt Issuance Costs(1)      3,755         --         --         --         --
   Capitalized Interest                        --         --         --         --      1,688
   Interest Portion of Rent Expense        12,500     10,600      9,033      9,300      8,436
                                         --------   --------   --------   --------   --------
      Fixed Charges                      $ 93,800   $ 67,411   $ 65,357   $ 64,374   $ 56,290
                                         ========   ========   ========   ========   ========

Ratio of Earnings to Fixed Charges(2)         4.3x       4.0x       2.8x       2.2x       2.6x
                                         ========   ========   ========   ========   ========

(1) The year ended December 31, 2003 includes the write-off of unamortized debt issuance costs relating to the Company's redemption of its 5% convertible subordinated debentures. See Note 7 of the Notes to Consolidated Financial Statements for further discussion.

(2) The ratio of earnings to fixed charges has been computed by dividing earnings before income taxes plus fixed charges (excluding capitalized interest expense) by fixed charges. Fixed charges consist of interest expense on debt (including the amortization of debt expense and capitalized interest) and one-third (the proportion deemed representative of the interest portion) of rent expense.